Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Pharmaceuticals Reacquires U.S. and Canadian Rights
For AZ-004 (Staccato® Loxapine)
Mountain View, California — October 19, 2010 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has reacquired the U.S. and Canadian rights for AZ-004 (Staccato® loxapine) from Biovail Laboratories International SRL (“BLS”), a wholly-owned subsidiary of Valeant Pharmaceuticals International, Inc. (NYSE and TSX: VRX) (“Valeant”). AZ-004 is being developed for the rapid treatment of agitation in schizophrenia or bipolar disorder patients. Alexza previously established a collaboration arrangement with BLS, to develop and commercialize AZ-004 in the U.S. and Canada, for which Alexza received a $40 million upfront payment. On September 28, 2010, Biovail Corporation and Valeant Pharmaceuticals International completed their merger. As part of the review of the merged company’s commercial and development pipelines, BLS has decided not to continue the AZ-004 project pursuant to the terms of the agreements between BLS and Alexza. Based on the comprehensive clinical development program conducted for AZ-004 and the significant unmet medical need for patients, physicians and caregivers, Alexza intends to seek one or more pharmaceutical partners for the worldwide development and commercialization of AZ-004.
“The transaction with BLS has been of great value in allowing us to advance the development of AZ-004 and to expand our understanding of the market opportunity for this novel therapeutic,” said Thomas B. King, Alexza President and CEO. “While we would have been pleased to continue what has been a great working relationship with BLS, we understand BLS’ strategic interest in focusing on its core therapeutic areas. We look forward to advancing the development of AZ-004 and will provide further details regarding this program after we have our follow-on meeting with the FDA.”
Under the terms of the agreements, with this termination, neither company has any ongoing or future obligations to the other.
About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. (Click here to see an animation of how the Staccato system works.)
AZ-004 (Staccato loxapine) is Alexza’s lead program, which is being developed for the rapid treatment of agitation in schizophrenic or bipolar disorder patients. Alexza has completed and announced positive results from both of its AZ-004 Phase 3 clinical trials and submitted a New Drug Application (NDA) in December 2009. In October 2010, Alexza received a Complete Response Letter for the AZ-004 NDA from the U.S. Food and Drug Administration (FDA), which the Company is reviewing, and plans to discuss with the FDA. For more information about Alexza, the Staccato technology or the Company’s development programs, please visit www.alexza.com.
Safe Harbor Statement
This press release includes forward-looking statements regarding the development and safety of the Company’s product candidates and technologies. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission including the risks under the headings: “Regulatory authorities may not approve our product candidates even if they meet safety and efficacy endpoints in clinical trials.”, “We have a history of net losses. We expect to continue to incur substantial and increasing net losses for the foreseeable future, and we may never achieve or maintain profitability.”, and “We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.”. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Derek H. Cole
Head, Investor Relations and Corporate Communications
650.944.7373
dcole@alexza.com